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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
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                                (Amendment No. 2)

                         Burnham Pacific Property, Inc.
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                                  Common Stock
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                         (Title of class of securities)

                                   12232C108
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                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement /X/(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).



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CUSIP No.      12232C108              13G                  Page  2 of  8 Pages
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      1      NAME OF REPORTING PERSONS

             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                    Morgan Stanley, Dean Witter, Discover & Co.

                    IRS # 39-314-5972
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                   (b)
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      3      SEC USE ONLY

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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
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                               5    SOLE VOTING POWER
                                                  0
  NUMBER OF                ----------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                             1,480,500
  OWNED BY                 ----------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                       0
  PERSON WITH              ----------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                          1,532,700
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      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,532,700
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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      6.54%
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     12      TYPE OF REPORTING PERSON*

                    IA, CO
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT !


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CUSIP No.     12232C108               13G                   Page  3 of  8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management  Inc.
                IRS # 13-304-0307
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)
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      3      SEC USE ONLY

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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

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  NUMBER OF                5    SOLE VOTING POWER
   SHARES                                      0
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  BENEFICIALLY             6    SHARED VOTING POWER
  OWNED BY                            933,200
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    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                    0
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  PERSON WITH              8    SHARED DISPOSITIVE POWER
                                       982,400

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      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                982,400
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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    4.19%

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     12      TYPE OF REPORTING PERSON*
                IA, CO

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP No.     12232C108           13G                      Page   4  of  8 Pages
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Item  1 (a)                 Name  of  Issuer
-----------                 -------------------------------------------------
                            Burnham Pacific Property, Inc.

Item  1 (b)                 Address  of  issuer's  principal  executive  offices
-----------                 -------------------------------------------------
                            610 West Ash Street
                            Suite 1600
                            San Diego, CA 92101-3350

Item  2 (a)                 Name  of  person  filing
-----------                 -------------------------------------------------

                        (a) Morgan  Stanley, Dean Witter, Discover & Co.
                        (b) Morgan Stanley Asset Management Inc.

Item  2 (b)                 Principal  business  office
-----------                 -------------------------------------------------

                        (a) 1585 Broadway
                            New  York,  New  York  10036

                        (b) 1221 Avenue of the Americas
                            New  York,  New  York  10020

Item  2 (c)                 Citizenship
-----------                 -------------------------------------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title  of  class  of  Securities
-----------                 -------------------------------------------------

                            Common  Stock

Item  2 (e)                 Cusip  No.
-----------                 -------------------------------------------------

                            12232C108

 Item    3              (a) Morgan Stanley, Dean Witter, Discover & Co. is (e)
-----------                 an Investment Adviser registered under section 203
                            of the Investment Advisers Act of 1940.


                        (b) Morgan  Stanley Asset  Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item    4                  Ownership
-----------                 -------------------------------------------------
                            Incorporated by reference to Items (5) - (9) and
                            (11)  of  the cover  page.
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CUSIP No.   12232C108               13G                    Page   5 of  8 Pages
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Item    5            Ownership of 5 Percent or Less of a Class
-----------          -------------------------------------------------

                 (a) Inapplicable

                 (b) As of the date hereof, Morgan Stanley Asset Management
                     Inc. has ceased to be the beneficial Owner of more than Five Percent of the Class


Item    6            Ownership of More than 5 Percent on Behalf of Another
                     Person
-----------          -------------------------------------------------

                 (a) Accounts managed on a discretionary basis by
                     Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

                 (b) Inapplicable

Item    7            Identification and Classification of the Subsidiary Which
                     Acquired the Security Being Reported on By the Parent
                     Holding Company
-----------          -------------------------------------------------

                     Inapplicable

Item    8            Identification and Classification of Members of the Group
-----------          -------------------------------------------------

                     Inapplicable

Item    9            Notice of Dissolution of Group
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                     Inapplicable

Item    10           Certification
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                     By signing below I certify that, to the best of my
                     knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  12232C108                    13G                  Page 6 of 8 Pages
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                       After reasonable inquiry and to the best of my knowledge
                       and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date :      August 12, 1997

           Signature : /s/ Donald P. Ryan
                      -----------------------------------------
           Name / Title:  Donald P. Ryan/Vice President
                          Morgan Stanley Asset Management Inc.
                        ---------------------------------------
                          MORGAN STANLEY ASSET MANAGEMENT INC.

           Date :      August 12, 1997

           Signature : /s/ Bruce Bromberg
                      -----------------------------------------
           Name/Title: Bruce Bromberg
                       Morgan Stanley & Co. Incorporated
                       MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                       INDEX TO EXHIBITS                                   PAGE
                       -----------------                                   ----


           EXHIBIT 1   Agreement to Make a Joint Filing                       7



           EXHIBIT 2   Secretary's Certificate Authorizing Bruce Bromberg     8
                       to Sign on behalf of Morgan Stanley, Dean Witter, Discover & Co.